FOR IMMEDIATE RELEASE

VantageSouth Bancshares, Inc. Reports First Quarter 2014 Net Income of $2.1 Million and Net Operating Earnings of $3.7 Million, or $0.06 Per Share

First quarter 2014 financial highlights and other significant events:

•	Pre-tax, pre-provision operating earnings totaled $7.1 million in 1Q 2014, which was an increase from $6.8 million in 4Q 2013 and $1.2 million in 1Q 2013.

•
Net income was $2.1 million in 1Q 2014 compared to net income of $3.3 million in 4Q 2013 and a net loss of $806 thousand in 1Q 2013. Net income in these periods was impacted by $1.6 million, $575 thousand, and $1.0 million, respectively, in combined merger and restructuring costs, net of tax.

•	Annualized net operating return on average assets equaled 0.72 percent in 1Q 2014 compared to 0.74 percent in 4Q 2013.

•
Government-guaranteed, small business lending income improved to $2.3 million in 1Q 2014 from $1.9 million in 4Q 2013 and $1.1 million in 1Q 2013 while loan originations by this group totaled $30.7 million in the first quarter of 2014.

•	Operating efficiency ratio improved to 70.1 percent in 1Q 2014 from 71.9 percent in 4Q 2013 and 89.9 percent in 1Q 2013.

•	The Company announced a proposed merger with Yadkin Financial Corporation ("Yadkin"), which will create the largest community bank in North Carolina.

•	The Company completed a private placement of $46.9 million of its common stock, which was used to redeem its outstanding preferred stock previously issued to the U.S. Department of Treasury.

RALEIGH, N.C., April 23, 2014 – VantageSouth Bancshares, Inc. (NYSE MKT: VSB) (the "Company"), the parent company of VantageSouth Bank, today reported financial results for the first quarter of 2014. Net operating earnings, which exclude merger and conversion costs and restructuring charges, totaled $3.7 million in the first quarter of 2014. Net income was $2.1 million in the first quarter of 2014, and after dividends on preferred stock, net income available to common stockholders was $1.7 million, or $0.03 per common share.

“The first quarter of 2014 was marked by several major achievements for our Company and continued momentum in our business performance,” stated Scott Custer, CEO of the Company. Mr. Custer continued, “we remain very excited about our pending merger with Yadkin. Integration planning is proceeding smoothly, and we are impressed by the dedication and expertise of our new partners at Yadkin. Both banks have been focused throughout the integration process not only on converting systems and properly aligning the organizational structure, but also on creating a more efficient, more profitable combined organization that we can all be proud of. Our franchises are complementary in many ways that will enable us to better serve the needs of both our customers and shareholders. Additionally, we improved our common equity ratio in the quarter by selling $46.9 million of common stock to investors in a private placement offering, which we used to redeem preferred stock previously issued to the U.S. government by two of our acquired banks.”

Mr. Custer continued further, “Through all of this important activity, our SBA lending group improved its quarterly revenue again this quarter as we continue to expand our government-guaranteed, small business loan production platform. We also remain focused on improving our operating efficiency to the level of a high performing community bank. Our operating efficiency ratio improved again in the first quarter, and we have announced initiatives to rationalize our branch network and streamline our organizational structure in certain back office functions to further cut operating costs.”

Results of Operations and Asset Quality

1Q 2014 compared to 4Q 2013

Net operating earnings, which exclude merger and conversion costs and restructuring charges, totaled $3.7 million in the first quarter of 2014 compared to $3.8 million in the fourth quarter of 2013 as net interest income declined due to fewer days while the Company cut costs and continued to improve its operating efficiency ratio. Pre-tax, pre-provision operating earnings increased to $7.1 million in the first quarter of 2014 from $6.8 million in the fourth quarter of 2013. Net income was $2.1 million in the first quarter of 2014 compared to $3.3 million in the fourth quarter of 2013. After preferred stock dividends and accretion, net income available to common stockholders was $1.7 million, or $0.03 per common share, in the first quarter of 2014 compared to $2.6 million, or $0.06 per common share, in the fourth quarter of 2013.

Net interest income was $19.1 million in the first quarter of 2014 compared to $19.8 million in the fourth quarter of 2013. Net interest margin declined from 4.31 percent in the fourth quarter of 2013 to 4.19 percent in the first quarter of 2014. The decrease in net interest income and margin was primarily the result of lower yields on loans and investment securities. Loan yields have been negatively impacted by lower rates on new loan originations in the current interest rate environment. While growing the loan portfolio in recent quarters, the Company has been focused not only on properly underwriting credit risk but also on ensuring that the interest rate structure and terms it offers to prospective borrowers are appropriate for the balance sheet. For example, of the $143.8 million in 1Q 2014 loan originations and commitments, approximately 72 percent were variable rate. The Company believes that by properly managing interest rate risk through its loan pricing in the context of overall balance sheet management, it will be properly positioned for any future interest rate environment. Partially offsetting the impact to net interest income was an increase in average earning assets, which increased from $1.83 billion in the fourth quarter of 2013 to $1.85 billion in the first quarter of 2014. Core net interest margin, which excludes the impact of acquisition accounting on net interest income and average balances, was 3.32 percent in the first quarter of 2014 compared to 3.46 percent in the fourth quarter of 2013.

Income accretion on purchased loans totaled $5.1 million in the first quarter of 2014, which consisted of $3.1 million of accretion on purchased credit-impaired ("PCI") loans and $2.0 million of accretion income on purchased non-impaired loans. PCI loan accretion represents all interest income recorded for those loans in the period while accretion income on purchased non-impaired loans represents accretion of the fair value discount, which increased interest income above contractual yields. Income accretion on purchased loans in the fourth quarter of 2013 totaled $5.2 million, which included $3.2 million of accretion on PCI loans and $2.1 million of accretion income on purchased non-impaired loans. Accretion income on purchased non-impaired loans included $631 thousand of accelerated accretion due to principal prepayments in the first quarter of 2014 compared to $573 thousand in the fourth quarter of 2013. Fair value amortization on interest-bearing liabilities totaled $624 thousand in the first quarter of 2014 and $749 thousand in the fourth quarter of 2013, which reduced interest expense in both periods.

Provision for loan losses was $1.3 million in the first quarter of 2014, which was an increase from $757 thousand in the fourth quarter of 2013. The higher provision for loan losses was primarily due to a $763 thousand increase in provision expense for non-PCI loans, which was partially offset by a $230 thousand improvement in provision recoveries on certain PCI loan pools. Provision expense on non-PCI loans was impacted by higher net loan charge-offs which increased from 0.22 percent in the fourth quarter of 2013 to 0.33 percent of average loans in the first quarter of 2014. The table below summarizes the changes in the Company's allowance for loan losses ("ALLL") in the first quarter of 2014 and fourth quarter of 2013.

(Dollars in thousands)	Non-PCI Loans	PCI Loans	Total

Q1 2014:
Balance at January 1, 2014	$4,682	$2,361	$7,043
Net charge-offs	(1,120)	—	(1,120)
Provision for loan losses	1,602	(312)	1,290
Balance at March 31, 2014	$5,164	$2,049	$7,213

Q4 2013:
Balance at October 1, 2013	$4,591	$2,443	$7,034
Net charge-offs	(748)	—	(748)
Provision for loan losses	839	(82)	757
Balance at December 31, 2013	$4,682	$2,361	$7,043

The ALLL was $7.2 million, or 0.52 percent of total loans as of March 31, 2014, compared to $7.0 million, or 0.51 percent of total loans as of December 31, 2013, and $5.5 million, or 0.70 percent of total loans as of March 31, 2013. Adjusted ALLL, which includes the ALLL and net acquisition accounting fair value adjustments for acquired loans, represented 2.54 percent of total loans as of March 31, 2014 compared to 2.75 percent as of December 31, 2013 and 2.54 percent as of March 31, 2013.

Nonperforming loans as a percentage of total loans was 1.50 percent as of March 31, 2014, which was a slight decrease from 1.51 percent as of December 31, 2013 and a slight increase from 1.48 percent as of March 31, 2013. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 1.43 percent as of March 31, 2014, which was a decline from 1.50 percent as of December 31, 2013 and 1.48 percent as of March 31, 2013.

Non-interest income totaled $4.7 million in the first quarter of 2014 compared to $4.6 million in the fourth quarter of 2013. Government-guaranteed, small business lending income, which includes gains on sales of the guaranteed portion of certain SBA loans originated by the Company as well as servicing fees on previously sold SBA loans, increased by $457 thousand due to increased production and loan sales. Partially offsetting this increase in non-interest income, mortgage banking income declined by $150 thousand primarily due to declining profit margins on loans sold to investors. Additionally, service charges and bank-owned life insurance income decreased by $92 thousand and $91 thousand, respectively.

Non-interest expense totaled $18.7 million in the first quarter of 2014 compared to $18.1 million in the fourth quarter of 2013. Higher expenses on a linked quarter basis were primarily due to a $610 thousand increase in merger and conversion costs as well as restructuring charges of $836 thousand in the first quarter of 2014. Operating non-interest expense, which excludes merger and conversion costs and restructuring charges, declined $838 thousand during this period as the Company continues to focus on cutting costs and operating more efficiently following its merger with ECB Bancorp, Inc. in April 2013 (the "ECB merger"). The Company's operating efficiency ratio, which excludes merger and conversion costs and restructuring charges, improved from 71.9 percent in the fourth quarter of 2013 to 70.1 percent in the first quarter of 2014. Restructuring charges in the first quarter of 2014 consisted of severance expenses related to a branch optimization plan that will result in the closure or sale of five underperforming branches as well as an initiative to streamline the Company's organizational structure in certain back office functions. The branch closures are scheduled to occur in May 2014. The Company expects further restructuring charges and cost savings in the second quarter of 2014 as these cost cutting initiatives are fully implemented.

The Company’s income tax expense was $1.7 million in the first quarter of 2014, which was a decrease from $2.2 million in the fourth quarter of 2013. The effective tax rate increased from 40.5 percent in the fourth quarter of 2013 to 44.3 percent in the first quarter of 2014 as the Company incurred higher non-deductible merger expenses.

1Q 2014 compared to 1Q 2013

Net income was $2.1 million in the first quarter of 2014, which was an improvement from a net loss of $806 thousand in the first quarter of 2013. After preferred stock dividends and accretion, net income available to common stockholders was $1.7 million, or $0.03 per common share, in the first quarter of 2014 compared to a net loss of $1.2 million, or $0.03 per common share, in the first quarter of 2013. Net operating earnings, which exclude securities gains, merger and conversion costs, and restructuring charges, improved to $3.7 million in first quarter 2014 from a net loss of $422 thousand in the first quarter of 2013 as the Company improved its financial performance following the ECB merger by increasing net interest income, lowering provision for loan losses, increasing non-interest income, and by reducing its operating efficiency ratio. Similarly, pre-tax, pre-provision operating earnings increased to $7.1 million in the first quarter of 2014 from $1.2 million in the first quarter of 2013.

Net interest income was $19.1 million in the first quarter of 2014 compared to $9.9 million in the first quarter of 2013. The increase in net interest income was the result of a significant increase in earning assets from organic business activity and the ECB merger. Average earning assets increased from $956.1 million in the first quarter of 2013 to $1.85 billion in the first quarter of 2014. Over this period, average loan balances increased by $613.9 million, of which $466.5 million was from acquired ECB loans, and average investment securities balances increased by $264.4 million. In addition, average deposits increased by $772.5 million, of which $736.1 million was from the ECB merger.

The Company's net interest margin declined from 4.24 percent in the first quarter of 2013 to 4.19 percent in the first quarter of 2014. The reduction in net interest margin was due to a reduction in yields on interest-earning assets partially offset by lower costs on interest-bearing liabilities. The yield on earning assets declined from 4.91 percent in the first quarter of 2013 to 4.80 percent in the first quarter of 2014, which reflected lower yields on investment securities partially offset by an increase in loan yields. Securities yields declined as the Company reinvested principal paydowns and proceeds from sales at lower current market rates. The increase in loan yields was a product of favorable impact of acquisition accounting fair value adjustments on loans following the ECB merger partially offset by lower prevailing market loan rates on new loan originations.

The cost of interest-bearing liabilities declined from 0.76 percent in the first quarter of 2013 to 0.69 percent in the first quarter of 2014, which primarily reflected a lower cost of deposits as the Company adjusted interest rates it pays on certain checking and money market accounts in the second quarter of 2013 and incorporated the ECB deposit base. The Company also increased its level of short-term borrowings in the form of FHLB advances which lowered overall funding costs. These reductions were partially offset by an increase in the cost of long-term debt from the issuance of $38.05 million in 10-year subordinated notes at a fixed rate of 7.625 percent in the third quarter of 2013. These subordinated notes were issued to further strengthen and diversify the Company's regulatory capital position.

Income accretion on purchased loans totaled $5.1 million in the first quarter of 2014, which consisted of $3.1 million of accretion on PCI loans and $2.0 million of accretion income on purchased non-impaired loans. Income accretion on purchased loans in the first quarter of 2013 totaled $3.6 million, which included $3.4 million of accretion on PCI loans and $118 thousand of accretion income on purchased non-impaired loans. Accretion income on purchased non-impaired loans included $631 thousand of accelerated accretion due to principal prepayments in the first quarter of 2014. Fair value amortization on interest-bearing liabilities totaled $624 thousand in the first quarter of 2014 and $446 thousand in the first quarter of 2013, which reduced interest expense in both periods.

Provision for loan losses was $1.3 million in the first quarter of 2014, which was a reduction from $1.9 million in the first quarter of 2013. The table below summarizes the changes in the ALLL in 1Q 2014 and 1Q 2013.

(Dollars in thousands)	Non-PCI Loans	PCI Loans	Total

1Q 2014:
Balance at January 1, 2014	$4,682	$2,361	$7,043
Net charge-offs	(1,120)	—	(1,120)
Provision for loan losses	1,602	(312)	1,290
Balance at March 31, 2014	$5,164	$2,049	$7,213

1Q 2013:
Balance at January 1, 2013	$2,720	$1,278	$3,998
Net charge-offs	(411)	—	(411)
Provision for loan losses	735	1,205	1,940
Balance at March 31, 2013	$3,044	$2,483	$5,527

The decrease in provision for loan losses in the first quarter of 2014 compared to the prior year first quarter was primarily due to cash flow improvements on certain previously impaired PCI loan pools. The improved cash flows generated provision reversal of $312 thousand in the first quarter of 2014. Due to cash flow deterioration in certain PCI loan pools in the prior year first quarter, PCI provision expense totaled $1.2 million in that period. Declining provision expense on PCI loans was partially offset by higher provision on the non-PCI loan portfolio, primarily due to higher charge-offs which increased from 0.21 percent of average loans in the first quarter of 2013 to 0.33 percent in the first quarter of 2014.

Non-interest income totaled $4.7 million in the first quarter of 2014, which was an increase from $3.5 million in the first quarter of 2013. The increase was primarily the result of higher income from the Company's government-guaranteed, small business lending program of $1.2 million on higher production and loan sales. The Company also realized higher income from service charges by $800 thousand primarily due to the acquisition of deposit accounts in the ECB merger. Bank-owned life insurance was also higher due to insurance policies acquired in the ECB merger.

Non-interest expense totaled $18.7 million in the first quarter of 2014, which was an increase from $12.7 million in the first quarter of 2013. Higher expenses were primarily due to increases in salaries and employee benefits, occupancy and equipment, data processing, and other non-interest expense categories due to the ECB merger which added employees, branch and other facilities, and equipment to the Company's expense base. The Company's operating efficiency ratio, which excludes non-recurring merger and conversion costs and restructuring charges, improved from 89.9 percent in the first quarter of 2013 to 70.1 percent in the first quarter of 2014. Much of the improvement in the operating efficiency ratio was due to increased scale and operating leverage provided by the ECB merger combined with cost cutting measures implemented since the merger which will continue to benefit the Company going forward. For example, full time equivalent employees for the combined Company have decreased from 520 at the ECB merger date to 448 as of March 31, 2014.

The Company’s income tax expense was $1.7 million in the first quarter of 2014 compared to an income tax benefit of $395 thousand in the first quarter of 2013. Taxable income is calculated using pre-tax net income adjusted for non-taxable municipal investment income, bank-owned life insurance income, and non-deductible merger costs.

Proposed Merger with Yadkin Financial Corporation
On January 27, 2014, the Company entered into an Agreement and Plan of Merger with Yadkin (the “Yadkin Merger Agreement”). Pursuant to the Yadkin Merger Agreement, the Company will merge with and into Yadkin (the “Merger”), which will be the surviving bank holding corporation. Immediately following the Merger, the Company's wholly-owned banking subsidiary, VantageSouth Bank, will be merged with and into Yadkin Bank. At the time of the Merger, each of the Company's outstanding shares of common stock will be converted into the right to receive 0.3125 shares of Yadkin common stock. The Merger is subject to customary closing conditions, including regulatory and stockholder approvals. The Company expects the Merger to close in mid 2014.
Yadkin is the holding company for Yadkin Bank, a full-service community bank with thirty-three branches throughout its two regions in central and western North Carolina and upstate South Carolina. Yadkin Bank provides mortgage-lending services through its mortgage division, Yadkin Mortgage, headquartered in Greensboro, North Carolina. Securities brokerage services are provided by Yadkin Wealth, Inc., a Yadkin Bank subsidiary. Yadkin’s website is www.YadkinBank.com. Yadkin shares are traded on NASDAQ under the symbol YDKN.

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VantageSouth Bank is a state-chartered bank operating forty-five banking offices in central and eastern North Carolina. The common stock of VantageSouth Bancshares, Inc. is listed on the NYSE MKT, LLC under the symbol VSB. Investors can access additional corporate information, product descriptions and online services through VantageSouth Bank’s website at www.VantageSouth.com.

Conference Call

VSB will conduct a conference call at 10:00 a.m. Eastern Time today to discuss this press release. The call may be accessed by dialing (800) 734-8592 and requesting the VantageSouth Bancshares First Quarter 2014 Earnings Call. Listeners should dial in 10–15 minutes prior to the start of the call. A webcast of the conference call will be available online at www.vantagesouth.com by following the links to Investor Relations, Investor News & Events, Presentations. A replay of the call will be available through May 30, 2014, by dialing (800) 633-8284 or (402) 977-9140 and entering reservation number 21714585.

Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company's management uses these non-GAAP financial measures, including: (i) net operating earnings (loss); (ii) pre-tax, pre-provision operating earnings; (iii) operating non-interest expense, (iv) operating efficiency ratio, (v) adjusted allowance for loan losses to loans; and (vi) tangible common equity, in their analysis of the Company's performance. Net operating earnings (loss) excludes the following from net income (loss): securities gains, a one-time acquisition gain, merger and conversion costs, restructuring charges, income tax expense from the change in future state tax rates, and the income tax effect of adjustments. Pre-tax, pre-provision operating earnings excludes the following from net income (loss): provision for loan losses, income tax expense (benefit), securities gains, a one-time acquisition gain, restructuring charges, and merger and conversion costs. Operating non-interest expense excludes merger and conversion costs and restructuring charges from non-interest expense. The operating efficiency ratio excludes a one-time acquisition gain and merger and conversion costs from the efficiency ratio. Adjusted allowance for loan losses adds net acquisition accounting fair value discounts to the allowance for loan losses. Tangible common equity excludes preferred stock as well as goodwill and other intangible assets, net, from total stockholders' equity.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.

Forward-Looking Statements

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, risks associated with the ownership by Piedmont of a majority of the Company’s voting power, including the possibility of the interests of Piedmont differing from other Company stockholders or any change in management, strategic direction, business plan, or operations, the ability of our management to successfully integrate the Company’s business and execute its business plan across several geographic areas, local economic conditions affecting retail and commercial real estate, disruptions in the credit markets, changes in interest rates, adverse developments in the real estate market affecting the value and marketability of collateral securing loans made by the Bank, the failure of assumptions underlying loan loss and other reserves, competition, our ability to successfully integrate any businesses that we acquire, and the risk of new and changing regulation. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission ("SEC"), including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Information in this press release also contains forward-looking statements with respect to the proposed Merger.  These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by such forward-looking statements, including without limitation: delays in obtaining or failure to receive required regulatory approvals; the possibility that fewer than the required number of Company or Yadkin stockholders vote to approve the Merger; the occurrence of events that would have a material adverse effect on us or Yadkin (as defined in the Merger Agreement); potential delays in the closing of the Merger, potential deposit attrition, higher than expected costs, customer loss and business disruption associated with business integration, including,  without limitation, potential difficulties in maintaining relationships with key personnel, technological integration, and other integration related-matters; other uncertainties arising in connection with the Merger; and risk factors that are discussed in Yadkin’s filings with the SEC, including without limitation its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update such forward-looking statements.

ADDITIONAL INFORMATION FOR STOCKHOLDERS

In connection with the proposed Merger, Yadkin has filed with the SEC a Registration Statement on Form S-4 that includes a preliminary joint proxy statement of Yadkin and the Company and a preliminary prospectus of Yadkin, as well as other relevant documents concerning the proposed transaction. This material is not a substitute for the final joint proxy statement/prospectus regarding the proposed merger. Both the Company and Yadkin will mail the final joint proxy statement/prospectus to their respective stockholders. SHAREHOLDERS OF YADKIN AND the Company ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER, ANY OTHER RELEVANT DOCUMENTS FILED WITH SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other filings containing information about Yadkin and the Company at the SEC's website at www.sec.gov. The joint proxy statement/prospectus and the other filings may also be obtained free of charge at Yadkin's website at www.Yadkinbank.com, or at the Company’s website at www.VSB.com.

Yadkin, the Company and certain of their respective directors and executive officers, under the SEC's rules, may be deemed to be participants in the solicitation of proxies of Yadkin and the Company’s stockholders in connection with the proposed Merger. Information about the Directors and executive officers of Yadkin and their ownership of Yadkin common stock is set forth in Yadkin’s Annual Report on Form 10-K filed with the SEC on February 28, 2014. Information about the directors and executive officers of the Company and their ownership of the Company common stock is set forth in the Company’ Annual Report on Form 10-K filed with the SEC on March 13, 2014. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed Merger. Free copies of this document may be obtained as described in the preceding paragraph.

CONTACT:
Terry Earley, CFO
VantageSouth Bancshares, Inc.
Phone: (919) 659-9015
Email: Terry.Earley@vsb.com

QUARTERLY RESULTS OF OPERATIONS

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

Interest income
Loans	$19,906	$20,206	$20,348	$20,376	$10,697
Investment securities	1,985	2,360	1,846	2,005	815
Federal funds sold and interest-earning deposits	26	19	33	21	16
Total interest income	21,917	22,585	22,227	22,402	11,528
Interest expense
Deposits	1,659	1,661	1,621	1,619	1,302
Short-term borrowings	78	65	46	42	12
Long-term debt	1,031	1,048	654	313	270
Total interest expense	2,768	2,774	2,321	1,974	1,584
Net interest income	19,149	19,811	19,906	20,428	9,944
Provision for loan losses	1,290	757	1,280	1,492	1,940
Net interest income after provision for loan losses	17,859	19,054	18,626	18,936	8,004
Non-interest income
Service charges and fees on deposit accounts	1,315	1,407	1,512	1,525	515
Government-guaranteed lending	2,341	1,884	1,525	1,058	1,119
Mortgage banking	318	468	310	1,096	391
Bank-owned life insurance	306	397	324	310	195
Gain on sales of available for sale securities	—	—	—	123	1,092
Gain on acquisition	—	—	—	7,382	—
Other	387	397	866	743	150
Total non-interest income	4,667	4,553	4,537	12,237	3,462
Non-interest expense
Salaries and employee benefits	9,014	9,452	10,034	11,009	5,991
Occupancy and equipment	2,636	2,600	2,497	2,408	1,547
Data processing	1,030	1,096	1,105	1,075	644
FDIC insurance premiums	390	436	423	400	227
Professional services	544	780	598	914	497
Foreclosed asset expenses	263	10	201	79	183
Loan, collection, and repossession expense	679	802	909	792	461
Merger and conversion costs	1,209	599	477	11,961	1,601
Restructuring charges	836	—	—	—	—
Other	2,130	2,348	2,438	2,502	1,516
Total non-interest expense	18,731	18,123	18,682	31,140	12,667
Income (loss) before income taxes	3,795	5,484	4,481	33	(1,201)
Income tax expense (benefit)	1,681	2,220	2,997	(2,808)	(395)
Net income (loss)	2,114	3,264	1,484	2,841	(806)
Dividends and accretion on preferred stock	377	711	708	705	369
Net income available (loss attributable) to common stockholders	$1,737	$2,553	$776	$2,136	$(1,175)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.03	$0.06	$0.02	$0.05	$(0.03)
Diluted	$0.03	$0.06	$0.02	$0.05	$(0.03)

WEIGHTED AVERAGE COMMON SHARES
Weighted average common shares outstanding - basic	52,075,323	46,032,153	46,021,308	45,916,707	35,758,033
Weighted average common shares outstanding - diluted	52,360,688	46,222,652	46,213,216	45,935,330	35,758,033

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

PERFORMANCE RATIOS (annualized)
Return on average assets	0.41%	0.63%	0.29%	0.58%	(0.30)%
Return on average equity	3.45%	5.54%	2.55%	4.81%	(1.88)%
Yield on earning assets, tax equivalent	4.80%	4.91%	4.90%	5.12%	4.91%
Cost of interest-bearing liabilities	0.69%	0.69%	0.59%	0.51%	0.76%
Net interest margin, tax equivalent	4.19%	4.31%	4.39%	4.67%	4.24%
Efficiency ratio	78.65%	74.38%	76.43%	95.33%	94.49%
Net loan charge-offs	0.33%	0.22%	0.20%	0.18%	0.21%

Reconciliation of GAAP to Non-GAAP
OPERATING EARNINGS
Net income (loss) (GAAP)	$2,114	$3,264	$1,484	$2,841	$(806)
Securities gains	—	—	—	(123)	(1,092)
Gain on acquisition	—	—	—	(7,382)	—
Merger and conversion costs	1,209	599	477	11,961	1,601
Restructuring charges	836	—	—	—	—
Income tax effect of adjustments	(452)	(24)	(172)	(4,484)	(125)
Deferred tax asset revaluation from reduction in state income tax rates	—	—	1,218	—	—
Net operating earnings (loss) (Non-GAAP)	3,707	3,839	3,007	2,813	(422)
Dividends and accretion on preferred stock	377	711	708	705	369
Net operating earnings available (loss attributable) to common stockholders (Non-GAAP)	$3,330	$3,128	$2,299	$2,108	$(791)

Net operating earnings (loss) per common share:
Basic (Non-GAAP)	$0.06	$0.07	$0.05	$0.05	$(0.02)
Diluted (Non-GAAP)	$0.06	$0.07	$0.05	$0.05	$(0.02)

Net operating return on average assets	0.72%	0.74%	0.59%	0.57%	(0.16)%
Net operating return on average equity	6.05%	6.52%	5.16%	4.76%	(0.98)%

PRE-TAX, PRE-PROVISION OPERATING EARNINGS
Net income (loss) (GAAP)	$2,114	$3,264	$1,484	$2,841	$(806)
Provision for loan losses	1,290	757	1,280	1,492	1,940
Income tax expense (benefit)	1,681	2,220	2,997	(2,808)	(395)
Pre-tax, pre-provision income	5,085	6,241	5,761	1,525	739
Securities gains	—	—	—	(123)	(1,092)
Gain on acquisition	—	—	—	(7,382)	—
Merger and conversion costs	1,209	599	477	11,961	1,601
Restructuring charges	836	—	—	—	—
Pre-tax, pre-provision operating earnings (Non-GAAP)	$7,130	$6,840	$6,238	$5,981	$1,248

OPERATING NON-INTEREST EXPENSE
Non-interest expense (GAAP)	$18,731	$18,123	$18,682	$31,140	$12,667
Merger and conversion costs	(1,209)	(599)	(477)	(11,961)	(1,601)
Restructuring charges	(836)	—	—	—	—
Operating non-interest expense (Non-GAAP)	$16,686	$17,524	$18,205	$19,179	$11,066

OPERATING EFFICIENCY RATIO
Efficiency ratio (GAAP)	78.65%	74.38%	76.43%	95.33%	94.49%
Effect to adjust for securities gains	—%	—%	—%	0.36%	8.38%
Effect to adjust for gain on acquisition	—%	—%	—%	28.08%	—%
Effect to adjust for merger and conversion costs	(5.08)%	(2.45)%	(1.95)%	(47.54)%	(13.00)%
Effect to adjust for restructuring costs	(3.51)%	—%	—%	—%	—%
Operating efficiency ratio (Non-GAAP)	70.06%	71.93%	74.48%	76.23%	89.87%

QUARTERLY BALANCE SHEETS

	Ending Balances
(Dollars in thousands, except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Assets
Cash and due from banks	$30,969	$29,080	$37,681	$29,264	$11,020
Interest-earning deposits with banks	42,474	71,699	47,954	57,689	4,092
Federal funds sold	—	—	—	855	29,125
Investment securities available for sale	407,231	404,388	403,900	376,536	154,634
Investment securities held to maturity	3,119	500	208	200	194
Loans held for sale	11,158	8,663	7,216	21,009	8,671
Loans	1,381,926	1,389,666	1,353,550	1,324,171	794,623
Allowance for loan losses	(7,213)	(7,043)	(7,034)	(6,425)	(5,527)
Net loans	1,374,713	1,382,623	1,346,516	1,317,746	789,096
Federal Home Loan Bank stock	8,455	8,929	8,029	6,904	2,382
Premises and equipment, net	44,350	44,875	42,306	43,052	17,885
Bank-owned life insurance	33,386	33,148	32,896	32,642	20,138
Foreclosed assets	9,505	10,518	11,501	11,327	4,752
Deferred tax asset, net	52,276	54,867	55,960	59,099	37,525
Goodwill	26,254	26,254	26,254	26,254	26,254
Other intangible assets, net	5,657	5,883	6,113	6,343	2,266
Accrued interest receivable and other assets	56,643	38,130	19,226	19,757	8,008
Total assets	$2,106,190	$2,119,557	$2,045,760	$2,008,677	$1,116,042

Liabilities
Deposits:
Non-interest demand	$198,710	$220,659	$208,736	$197,229	$73,756
Interest-bearing demand	356,134	351,921	339,973	344,515	188,463
Money market and savings	472,968	467,814	458,214	482,672	270,994
Time	630,132	634,915	615,616	630,283	370,710
Total deposits	1,657,944	1,675,309	1,622,539	1,654,699	903,923
Short-term borrowings	129,500	126,500	100,500	68,002	6,000
Long-term debt	69,961	72,921	75,880	45,341	28,902
Accrued interest payable and other liabilities	11,764	12,919	16,259	11,621	4,818
Total liabilities	1,869,169	1,887,649	1,815,178	1,779,663	943,643

Stockholders' equity
Preferred stock, Series A, no par value	—	24,894	24,833	24,774	24,715
Preferred stock, Series B, no par value	—	17,891	17,776	17,663	—
Common stock, $0.001 par value	55	46	46	46	36
Common stock warrant	1,457	1,457	1,457	1,457	1,325
Additional paid-in capital	233,608	188,908	188,658	188,408	147,738
Retained earnings (accumulated deficit)	4,622	2,885	333	(443)	(2,578)
Accumulated other comprehensive income (loss)	(2,721)	(4,173)	(2,521)	(2,891)	1,163
Total stockholders' equity	237,021	231,908	230,582	229,014	172,399
Total liabilities and stockholders' equity	$2,106,190	$2,119,557	$2,045,760	$2,008,677	$1,116,042

	Ending Balances
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2014	2013	2013	2013	2013

COMMON SHARE DATA
Book value per common share	$4.29	$4.11	$4.08	$4.05	$4.13
Tangible book value per common share	$3.71	$3.41	$3.38	$3.34	$3.33
Ending shares outstanding	55,260,170	46,037,685	46,037,808	46,038,808	35,779,127

CAPITAL RATIOS
Tangible equity to tangible assets	9.89%	9.57%	9.84%	9.94%	13.23%
Tangible common equity to tangible assets	9.89%	7.52%	7.73%	7.79%	10.96%
VantageSouth Bancshares, Inc.:
Tier 1 leverage ratio	8.54%	8.47%	8.30%	8.28%	11.17%
Tier 1 risk-based capital ratio	10.10%	9.89%	9.83%	10.26%	13.25%
Total risk-based capital ratio	13.17%	12.97%	12.99%	11.15%	14.70%
VantageSouth Bank:
Tier 1 leverage ratio	10.14%	10.16%	9.95%	8.26%	11.08%
Tier 1 risk-based capital ratio	12.00%	11.85%	11.78%	10.22%	13.13%
Total risk-based capital ratio	12.85%	12.70%	12.66%	11.11%	14.58%

ASSET QUALITY DATA
Nonperforming loans	$20,694	$20,925	$18,911	$15,116	$11,792
Foreclosed assets	9,505	10,823	11,806	11,632	4,752
Total nonperforming assets	$30,199	$31,748	$30,717	$26,748	$16,544

Allowance for loan losses to loans	0.52%	0.51%	0.52%	0.49%	0.70%
Nonperforming loans to total loans	1.50%	1.51%	1.40%	1.14%	1.48%
Nonperforming assets to total assets	1.43%	1.50%	1.50%	1.33%	1.48%
Restructured loans not included in categories above	$985	$534	$542	$550	$558

Reconciliation of GAAP to Non-GAAP

ADJUSTED ALLOWANCE FOR LOAN LOSSES
Allowance for loan losses (GAAP)	$7,213	$7,043	$7,034	$6,425	$5,527
Net acquisition accounting fair value discounts to loans	27,906	31,152	34,264	42,783	14,688
Adjusted allowance for loan losses	35,119	38,195	41,298	49,208	20,215
Loans	$1,381,926	$1,389,666	$1,353,550	$1,324,171	$794,623
Adjusted allowance for loan losses to loans (Non-GAAP)	2.54%	2.75%	3.05%	3.72%	2.54%

TANGIBLE COMMON EQUITY
Total stockholders' equity (GAAP)	$237,021	$231,908	$230,582	$229,014	$172,399
Less: Preferred stock	—	42,785	42,609	42,437	24,715
Less: Goodwill and other intangible assets, net	31,911	32,137	32,367	32,597	28,520
Tangible common equity (Non-GAAP)	$205,110	$156,986	$155,606	$153,980	$119,164

NET INTEREST MARGIN ANALYSIS

	Three months ended March 31, 2014			Three months ended December 31, 2013			Three months ended March 31, 2013
(Dollars in thousands)	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets
Loans	$1,396,881	$19,906	5.78%	$1,380,008	$20,206	5.81%	$783,023	$10,697	5.54%
Investment securities	407,831	1,990	1.98	411,598	2,363	2.28	143,475	857	2.42
Federal funds and other	49,177	26	0.21	34,317	19	0.22	29,625	16	0.22
Total interest-earning assets	1,853,889	21,922	4.80%	1,825,923	22,588	4.91%	956,123	11,570	4.91%
Non-interest-earning assets	245,914			232,167			134,333
Total assets	$2,099,803			$2,058,090			$1,090,456

Liabilities and Equity
Interest-bearing demand	$348,047	$180	0.21%	$340,635	$167	0.19%	$183,667	$139	0.31%
Money market and savings	469,288	349	0.30	464,586	342	0.29	264,917	343	0.53
Time	630,840	1,130	0.73	619,849	1,152	0.74	363,248	820	0.92
Total interest-bearing deposits	1,448,175	1,659	0.46	1,425,070	1,661	0.46	811,832	1,302	0.65
Short-term borrowings	116,900	78	0.27	102,823	65	0.25	7,200	12	0.68
Long-term debt	71,873	1,031	5.82	73,840	1,048	5.63	23,211	270	4.72
Total interest-bearing liabilities	1,636,948	2,768	0.69%	1,601,733	2,774	0.69%	842,243	1,584	0.76%
Non-interest-bearing deposits	204,156			210,530			67,970
Other liabilities	10,259			12,051			6,427
Total liabilities	1,851,363			1,824,314			916,640
Stockholders’ equity	248,440			233,776			173,816
Total liabilities and stockholders’ equity	$2,099,803			$2,058,090			$1,090,456

Net interest income, taxable equivalent		$19,154			$19,814			$9,986
Interest rate spread			4.11%			4.22%			4.15%
Tax equivalent net interest margin			4.19%			4.31%			4.24%

Percentage of average interest-earning assets to average interest-bearing liabilities			113.25%			114.00%			113.52%
* Taxable equivalent basis